STRATUS PROPERTIES INC.

NOTICE OF GRANT OF
RESTRICTED STOCK UNITS
UNDER THE
2010 STOCK INCENTIVE PLAN
[Form for Non-Employee Director Grants]

Pursuant to the terms of the Stratus Properties Inc. 2010 Stock Incentive Plan (the “Plan”), __________________________ (the “Director”), being a non-employee director of Stratus Properties Inc. (the “Company”), was granted effective September 1, 20__ (the “Grant Date”) restricted stock units as hereinafter set forth. Defined terms not otherwise defined herein shall have the meanings set forth in Section 2 of the Plan.
1.Subject to all the terms and conditions of the Plan, the Director, as a matter of separate inducement and agreement in connection with his or her services as a director or advisory director of the Company, and not in lieu of any salary or other compensation for the Director’s services, is granted, on the terms and conditions set forth in the Plan, 2,000 restricted stock units (“RSUs”).
2.    Unless the vesting of the RSUs is accelerated pursuant to the terms of the Plan or this Notice, and subject to any other terms of the Plan, the RSUs shall vest in installments as follows:

Vesting Date	Number of RSUs To Vest
September 1, 20__	500
September 1, 20__	500
September 1, 20__	500
September 1, 20__	500

3.    Additional Terms and Conditions of Restricted Stock Units.
3.1    Subject to the terms, conditions, and restrictions set forth herein, each RSU represents the right to automatically receive from the Company, on the respective scheduled vesting date for such RSU, one share (a “Share”) of Common Stock, free of any restrictions and all cash, securities and property credited to or deposited in the Director’s Dividend Equivalent Account (as defined in Section 3.3) with respect to such RSU.
3.2    Except as provided in Section 3.3, an RSU shall not entitle the Director to any incidents of ownership (including, without limitation, dividend and voting rights) (a) in any Share until the RSU shall vest and the Director shall be issued a Share to which such RSU relates nor (b) in any cash, securities or property credited to or deposited in a Dividend Equivalent Account related to such RSU until such RSU vests.

{N2510642.1}        As adopted effective August 31, 2012

3.3    From and after the Grant Date of an RSU until the issuance of the Share payable in respect of such RSU, the Director shall be credited, as of the payment date therefor, with (a) the amount of any cash dividends and (b) the amount equal to the Fair Market Value of any Shares, securities, or other property distributed or distributable in respect of one share of Common Stock to which the Director would have been entitled had the Director been a record holder of one share of Common Stock at all times from the Grant Date to such issuance date (a “Property Distribution”). All such credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Director with respect to all RSUs granted with the same vesting date. All credits to a Dividend Equivalent Account for the Director shall be notionally increased by the Account Rate (as hereinafter defined), compounded quarterly, from and after the applicable date of credit until paid in accordance with the terms of the Plan and this Notice. The “Account Rate” shall be the prime commercial lending rate announced from time to time by JPMorgan Chase Bank or by another major national bank headquartered in New York, New York designated by the Committee. The Committee may, in its discretion, deposit in the Participant’s Dividend Equivalent Account the securities or property comprising any Property Distribution in lieu of crediting such Dividend Equivalent Account with the Fair Market Value thereof, or may otherwise adjust the terms of the Award as permitted under Section 5(b) of the Plan. For purposes of this Notice, “Fair Market Value” of a share of Common Stock or any other security shall have the meaning set forth in the Stratus Properties Inc. Policies of the Committee applicable to the Plan, and with respect to any other property, shall mean the value thereof as determined by the Board in connection with the declaration of the dividend or distribution thereof.
3.4    (1)    Except as otherwise set forth in Section 3.4(b), all unvested RSUs, all amounts credited to the Director’s Dividend Equivalent Account with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs shall immediately be forfeited on the date the Director ceases to be an Eligible Individual, unless the Director continues providing services to the Company pursuant to a consulting or other arrangement.
(b)    If the Director ceases to be an Eligible Individual by reason of the Director’s death, disability (as defined in Section 3.4(d)), or retirement, any RSUs granted hereunder that are scheduled to vest within one year following the date the Director ceases to be an Eligible Individual, and all amounts credited to or property deposited in the Director’s Dividend Equivalent Account with respect to such RSUs shall vest as of the date the Director ceases to be an Eligible Individual.
(c)    For purposes of this Section 3.4, if the Director continues to provide services to the Company or a subsidiary of the Company pursuant to a consulting or other arrangement, the Director will not “cease to be an Eligible Individual” until such time as the Director no longer provides such services.
(d)    For purposes of this Section 3.4, a “disability” shall have occurred if the Director is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving

{N2510642.1}    2

income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Director’s employer.
4.    Change in Control.
4.1    For purposes of this Notice, “Change in Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in Section 4.2 below):
(a)    the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section 4.1(a), the following will not constitute a Change of Control:
(i)    any acquisition (other than a “Business
Combination,” as defined below, that constitutes a Change in Control under Section 4.1(c) hereof) of Common Stock directly from the Company,

(ii)    any acquisition of Common Stock by the Company
or its subsidiaries,

(iii)    any acquisition of Common Stock by any employee
benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(iv)    any acquisition of Common Stock pursuant to a
Business Combination that does not constitute a Change in Control under Section 4.1(c) hereof; or

(b)    individuals who, as of the effective date of this Notice, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Notice whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(c)    the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:
(i)    the individuals and entities who were the Beneficial
Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting

{N2510642.1}    3

securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and
(ii)    no Person together with all Affiliates of such Person
(excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 30% or more of the combined voting power of the then outstanding voting securities of the Post-Transaction Corporation, and

(iii)    at least a majority of the members of the board of
directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(d)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
4.2    As used in this Section 4, the following terms have the meanings indicated:
(a)    Affiliate: “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.
(b)    Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.
(c)    Company Voting Stock: “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.
(d)    Majority Shares: “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.
(e)    Person: “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.
(f)    Post-Transaction Corporation: Unless a Change in Control includes a Business Combination, “Post-Transaction Corporation” means the Company after the Change of Control. If a Change in Control includes a Business Combination, “Post-Transaction Corporation” will mean the corporation or other entity resulting from the Business Combination

{N2510642.1}    4

unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” will mean such ultimate parent entity.
(g)    Threshold Percentage: “Threshold Percentage” means 30% of all then outstanding Company Voting Stock.
4.3    If a Change in Control also qualifies as a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Internal Revenue Code and any related implementing regulations or guidance, then all outstanding RSUs shall become fully vested upon the Change in Control.
5.    The RSUs granted hereunder are not transferable by the Director otherwise than by will or by the laws of descent and distribution.
6.    All notices hereunder shall be in writing, and if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, 1615 Poydras Street, New Orleans, Louisiana 70112, addressed to the attention of the Secretary; and if to the Director, shall be delivered personally or mailed to the Director at the address on file with the Company. Such addresses may be changed at any time by notice from one party to the other.
7.    The terms of this Notice shall bind and inure to the benefit of the Director, the Company and the successors and assigns of the Company and, to the extent provided in the Plan and in this Notice, the legal representatives of the Director.
8.    This Notice is subject to the provisions of the Plan. The Plan may at any time be amended by the Board, and this Notice may at any time be amended by the Committee provided that no amendment to this Notice that materially impairs the benefits provided to the Director hereunder may be made without the Director’s consent. Subject to any applicable provisions of the Company’s by-laws or of the Plan, any applicable determinations, orders, resolutions or other actions of the Committee shall be final, conclusive and binding on the Company and the holder of the RSUs granted hereunder.
STRATUS PROPERTIES INC.

By:

{N2510642.1}    5